Exhibit (d)(2)

PARNASSUS FUNDS

AMENDED AND RESTATED EXPENSE CAP AGREEMENT

This Amended and Restated Expense Cap Agreement, made and effective as of May 1, 2024, is between Parnassus Investments, LLC, as investment adviser (the “Adviser”), and the Parnassus Funds (the “Trust”).

WHEREAS, the Trust is comprised of the following four funds: the Parnassus Mid Cap Growth Fund, the Parnassus Mid Cap Fund, the Parnassus Value Equity Fund, and the Parnassus Growth Equity Fund; and

WHEREAS, the Adviser intends to reimburse the Funds for expenses that exceed certain expense limits and to commit to those limits for a period of time; and

WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Adviser.

NOW, THEREFORE, the Trust and the Adviser agree to expense limits on the annual operating expenses of the Funds, as follows:

Fund	Expense Limit (as a percentage of average net assets)
Parnassus Mid Cap Growth Fund
Investor Class Institutional Class	0.80% 0.68%

Parnassus Mid Cap Fund
Investor Class Institutional Class	0.96% 0.75%

Parnassus Value Equity Fund
Investor Class Institutional Class	0.88% 0.65%

Parnassus Growth Equity Fund
Investor Class Institutional Class	0.84% 0.63%

The Adviser agrees to continue the foregoing expense limits through April 30, 2025.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

PARNASSUS INVESTMENTS

By: /s/ Benjamin E. Allen
Name: Benjamin E. Allen
Title: CEO
Date: March 27, 2024

PARNASUSS FUNDS

By: /s/ John V. Skidmore
Name: John V. Skidmore
Title: Secretary
Date: March 27, 2024